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                                                                     EXHIBIT 4.7

                       EIGHTH AMENDMENT AND MODIFICATION
                        TO LOAN AND SECURITY AGREEMENT
                        ------------------------------

     THIS EIGHTH AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the "AMENDMENT") is made effective as of the ____ day of April, 1998, by and among NOBEL EDUCATION DYNAMICS, INC. ("NOBEL"), IMAGINE EDUCATIONAL PRODUCTS, INC. ("IMAGINE"), MERRYHILL SCHOOLS, INC. ("MERRYHILL"), NEDI, INC. ("NEDI"), MERRYHILL SCHOOLS NEVADA, INC. ("MERRYHILL NEVADA") and LAKE FOREST PARK MONTESSORI SCHOOL, INC. ("LAKE FOREST") (collectively, the "OBLIGORS") and SUMMIT BANK, formerly known as First Valley Bank ("BANK").

                                  BACKGROUND
                                  ----------

     A. Nobel, Imagine, Merryhill, NEDI and Bank are parties to that certain Loan and Security Agreement dated August 30, 1995, as amended by amendments dated September 1, 1995, April 4, 1996, July 23, 1996, November 1, 1996, March 20, 1997, May 5, 1997 and December 22, 1997 (as amended, the "LOAN AGREEMENT").

     B. EDUCO, Inc., Montessori House, Inc. and Another Generation Enterprises, Inc. were also parties to the Loan Agreement. However, (i) EDUCO, Inc. and Another Generation Enterprises, Inc. have merged into Nobel with Nobel being the surviving entity and (ii) Montessori House, Inc. merged into Merryhill with Merryhill being the surviving entity.

     C. Obligors and Bank desire to further amend the Loan Agreement in accordance with the terms and conditions hereof.

     D. Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

     1.   ADDITIONAL OBLIGORS.  From and after the date hereof, Merryhill Nevada
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and Lake Forest shall each be an "OBLIGOR" under the Loan Agreement and shall be bound by all the terms and conditions thereof. Unless otherwise specifically restated for Merryhill Nevada and Lake Forest hereunder, all representations, warranties and covenants under the Loan Agreement shall be deemed to be the representations, warranties and covenants of Merryhill Nevada and Lake Forest as if Merryhill Nevada and Lake Forest were originally named as an "OBLIGOR" under the Loan Agreement. All references to Obligors in the Loan Agreement and the other Loan Documents shall hereafter be deemed to include both Merryhill Nevada and Lake Forest.

     2.   SECURITY. As security for the full and timely payment and performance
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of all Bank Indebtedness, Merryhill Nevada and Lake Forest hereby grant to Bank a security interest in all of the following:

          a. All of such Obligor's present and future accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished by such parties or otherwise, together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishings of which shall be given or may give rise to any of the foregoing, (ii) all of such Obligor's rights as a consignor, consignee, unpaid vendor or other lienor in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (iii) all general intangibles related thereto, (iv) all guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property
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     securing or relating to any accounts, (v) choses-in-action, claims and judgments, (vi) any return or unearned premiums, which may be due upon cancellation of any insurance policies, and (vii) all products and proceeds of any of the foregoing.

          b. All of such Obligor's present and future inventory (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work-in-process, finished goods and goods used or consumed in such Obligor's business) whether owned, consigned or held on consignment, together with all merchandise, component materials, supplies, packing, packaging and shipping materials, and all returned, rejected or repossessed goods sold, consigned, leased or otherwise furnished by such parties and all products and proceeds of any of the foregoing.

          c. All of such Obligor's present and future general intangibles (including but not limited to tax refunds and rebates, manufacturing and processing rights, designs, patent rights and applications therefor, trademarks and registration or applications therefor, trade names, brand names, logos, inventions, copyrights and all applications and registrations therefor), licenses, permits, approvals, software and computer programs, license rights, royalties, trade secrets, methods, processes, know-how, formulas, drawings, specifications, descriptions, label designs, plans, blueprints, patterns and all memoranda, notes and records with respect to any research and development, and all products and proceeds of any of the foregoing.

          d. All of such Obligor's present and future machinery, equipment, furniture, fixtures, motor vehicles, tools, dies, jigs, molds and other articles of tangible personal property of every type together with all parts, substitutions, accretions, accessions, attachments, accessories, additions, components and replacements thereof, and all manuals of operation, maintenance or repair, and all products and proceeds of any of the foregoing.

          e. All of such Obligor's present and future general ledger sheets, files, records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of such parties or any service bureau.

          f. All letters of credit now existing or hereafter issued naming such parties as beneficiaries or assigned to such parties, including the right to receive payment thereunder, and all documents and records associated therewith.

          g. All deposits, funds, instruments, documents, policies and evidence and certificates of insurance, securities, chattel paper and other assets of such parties or in which such parties have an interest and all proceeds thereof, now or at any time hereafter on deposit with or in the possession or control of Bank or owing by Bank to such parties or in transit by mail or carrier to Bank or in the possession of any other Person acting on Bank's behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Bank has conditionally released the same, and in all assets of such parties in which Bank now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

     3.   ADDITIONAL DOCUMENTS.  Merryhill Nevada and Lake Forest covenant and
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agree to execute and deliver or cause to be executed and delivered to Bank any and all documents, agreements, corporate resolutions, certificates and opinions as Bank shall request in connection with the execution and delivery of this Amendment or any other documents in connection herewith, including, without limitation, an Allonge to Revolving and Term Facility Note A and Revolving and Term Facility Note B.

     4.   FURTHER AGREEMENTS AND REPRESENTATIONS.  Obligors do hereby:
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          a.  ratify, confirm and acknowledge that the Loan Agreement, as amended, and the other Loan Documents continue to be and are valid, binding and in full force and effect;

          b. covenant and agree to perform all obligations of Obligors contained herein and under the Loan Agreement, as amended, and the other Loan Documents;

          c. acknowledge and agree that Obligors have no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents, the enforcement of any of the terms of the Loan Agreement, as amended, or the other Loan Documents;

          d. represent and warrant that no Event of Default or event which with the giving of notice or passage of time or both would constitute such an Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

          e. acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and does not constitute a release, termination or waiver of any of the rights or remedies granted to the Bank therein, which rights and remedies are hereby ratified, confirmed, extended and continued as security for the obligations of Obligors to Bank under the Loan Agreement and the other Loan Documents, including, without limitation, this Amendment; and

          f. acknowledge and agree that any Obligor's failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents.

     5.   COSTS AND EXPENSES.  Upon execution of this Amendment, Obligors shall
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pay to Bank, all costs and expenses incurred by Bank in connection with the review, preparation and negotiation of this Amendment and all documents in connection therewith, including, without limitation, all of Bank's attorneys' fees and out-of-pocket expenses.

     6.   INCONSISTENCIES.  To the extent of any inconsistency between the
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terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail. All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Obligors.

     7.   CONSTRUCTION.     All references to the Loan Agreement therein or in
          ------------
any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby.

     8.   NO WAIVER.  Nothing contained herein and no actions taken pursuant to
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the terms hereof are intended to nor shall they constitute a waiver by the Bank of any rights or remedies available to Bank at law or in equity or as provided in the Loan Agreement or the other Loan Documents.

     9.   BINDING EFFECT.  This Amendment shall be binding upon and inure to the
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benefit of the parties hereto and their respective successors and assigns.

     10.  GOVERNING LAW.  This Amendment shall be governed by and construed in
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accordance with the laws of the Commonwealth of Pennsylvania.

     11.  HEADINGS.  The headings of the sections of this Amendment are inserted
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for convenience only and shall not be deemed to constitute a part of this
Amendment.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

                              NOBEL EDUCATION DYNAMICS, INC.


[CORPORATE SEAL]              By:  __________________
                              Name/Title: ____________________________

                              IMAGINE EDUCATIONAL PRODUCTS, INC.

[CORPORATE SEAL]              By:  __________________
                              Name/Title: ____________________________

                              MERRYHILL SCHOOLS, INC.

[CORPORATE SEAL]              By:  ___________________________________
                              Name/Title: ____________________________


                              NEDI, INC.

[CORPORATE SEAL]              By:  ___________________________________
                              Name/Title: ____________________________


                              MERRYHILL SCHOOLS NEVADA, INC.

[CORPORATE SEAL]              By:  ___________________________________
                              Name/Title: ____________________________


                              LAKE FOREST PARK MONTESSORI SCHOOLS,
                              INC.

[CORPORATE SEAL]              By:   ___________________________________
                              Name/Title: _____________________________

                              SUMMIT BANK

                              By:   ___________________________________
                                    Janet L. Helms, Vice-President

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